Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Angion Biomedica Corp. of our report dated May 13, 2020, relating to the consolidated financial statements of Angion Biomedica Corp. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a going concern emphasis and the adoption of ASC Topic 842 in 2019), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington

January 15, 2021